As filed with the Securities and Exchange Commission on October 9, 2024

Registration Nos. 333-158893, 333-217714, 333-64232, 33-94388 and 33-94386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HMN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1777397
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1016 Civic Center Drive Northwest Rochester, Minnesota 55901
(Address of principal executive offices and zip code)

HMN Financial, Inc. 2017 Equity Incentive Plan

HMN Financial, Inc. 2009 Equity Incentive Plan

HMN Financial, Inc. 2001 Omnibus Stock Plan

HMN Financial, Inc. 1995 Stock Option and Incentive Plan

HMN Financial, Inc. 1995 Recognition and Retention Plan

(Full Title of the Plan)

Jon Eberle Senior Vice President, Chief Financial Officer and Treasurer 1016 Civic Center Drive Northwest Rochester, Minnesota 55901 (507) 535-1200	Copy to: April Hamlin Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 (612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION STATEMENTS

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by HMN Financial, Inc. (the “Company”) with the Securities and Exchange Commission as follows:

●

Registration No. 333-158893, filed on April 29, 2009, relating to the registration of 350,000 shares of the Company’s common stock available for issuance under the Company’s 2009 Equity Incentive Plan, as amended by a Post-Effective Amendment No. 1, filed on May 26, 2017, removing from registration certain shares that may be instead have been issued under the Company’s 2017 Equity Incentive Plan;

●	Registration No. 333-217714, filed on May 5, 2017, relating to the registration of 375,000 shares of the Company’s common stock available for issuance under the Company’s 2017 Equity Incentive Plan.

●

Registration No. 333-64232, filed on June 29, 2001, relating to the registration of 400,000 shares of the Company’s common stock available for issuance under the Company’s 2001 Omnibus Stock Plan, as amended by a Post-Effective Amendment No. 1 filed on April 30, 2009 removing from registration certain shares under the 2001 Omnibus Stock Plan that were then covered by the Registration Statement relating to the Company’s 2009 Equity Incentive Plan filed on April 29, 2009;

●	Registration No. 33-94388, filed on July 7, 1995, relating to shares of the Company’s common stock registered for issuance under the Company’s 1995 Stock Option and Incentive Plan; and

●	Registration No. 33-94386 filed on January 4, 1995, relating to shares of the Company’s common stock registered for issuance under the Company’s 1995 Recognition and Retention Plan.

Pursuant to an Agreement and Plan of Merger between the Company and Alerus Financial Corporation (“Alerus”) dated May 14, 2024 (the “Merger Agreement”), the Company will merge into Alerus, with Alerus as the surviving corporation. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of Minnesota on October 9, 2024.

HMN FINANCIAL, INC.

By:	/s/ Jon Eberle
Jon Eberle
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.